Telesis Bio Announces Reverse Stock Split

SAN DIEGO, May 6, 2024 (GLOBE NEWSWIRE) – Telesis Bio Inc. (the Company) (NASDAQ: TBIO), a leading provider of RNA and DNA solutions enabling researchers to accelerate therapeutic discovery through advanced, flexible, and rapid automated synthesis in their own lab, today announced that it will effect a 1-for-18 reverse stock split of its common stock. The reverse stock split will take effect at 12:01 am (Eastern Time) on Thursday, May 9, 2024, and the Company's common stock will open for trading on The Nasdaq Global Select Market on May 9, 2024 on a post-split basis, under the existing ticker symbol "TBIO" but with a new CUSIP number 192003200. The reverse stock split is part of the Company's plan to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on The Nasdaq Global Select Market.

The reverse stock split was approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on May 1, 2024.

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As a result of the reverse stock split, every eighteen shares of the Company's common stock issued and outstanding prior to the opening of trading on May 9, 2024 will be consolidated into one issued and outstanding share, with no change in the par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Stockholders of record who would otherwise be entitled to receive a fractional share will be entitled to the rounding up of the fractional share to the nearest whole number.
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As a result of the reverse stock split, the number of shares of common stock outstanding will be reduced from approximately 30.1 million shares to approximately 1.7 million shares, and the number of authorized shares of common stock will remain at 100 million shares..
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The reverse stock split will not reduce the number of authorized or outstanding shares of the Company’s preferred stock. The certificate of designations that establishes the terms of our preferred stock includes a provision pursuant to which the conversion price of each share of preferred stock will be proportionately adjusted so that the number of shares of common stock issuable upon conversion of a share or preferred stock would be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.
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The reverse stock split will apply to the shares of voting common stock issuable upon the exercise of the Company’s outstanding warrants, with proportionate adjustments to be made to the exercise price thereof. In addition, proportionate adjustments will be made to the number of shares underlying, and the exercise prices of, the Company’s outstanding stock options and other equity awards, and to the number of shares of common stock issuable under the Company’s equity incentive plans.

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The Company’s transfer agent, Equiniti Trust Company, LLC, will provide information to stockholders regarding their stock ownership following the reverse stock split. Stockholders holding their shares in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split. Their accounts will be automatically adjusted to reflect the number of shares owned.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com. Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the future effective date and intended effects of the reverse stock split and Telesis Bio’s ability to regain compliance with The Nasdaq Global Select Market continued listing requirements. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our most recently filed Annual Report on Form 10-K which was filed with the Securities and Exchange Commission on March 29, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Contact:

William J. Kullback

Chief Financial Officer

bill.kullback@telesisbio.com

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